Discussion Materials 10 January 2005 Project Alphabet

Project Alphabet

Recent Share Trading History

Shares in Millions	Share Prices [1]				
Period	U	L	Implied Exchange Ratio	L Share Issuance [2]	Implied U Ownership [3]
L 3Q Conference Call (11/12/2004)	$8.48	$37.95	0.2235x	82.8	31.8%
U / L Discussion (12/31/2004)	9.70	46.38	0.2091	77.5	30.4%
Current (1/7/2005)	9.17	43.22	0.2122	78.6	30.7%
High Share Prices Since L IPO (12/29/04,12/17/04)	9.79	47.27	0.2071	76.7	30.2%
Highest Exchange Ratio (9/30/04)	7.47	33.36	0.2239	82.9	31.8%

Notes
1. Based on closing share prices on the day prior
2. Based on 370MM U public float as of 1/6/05
3. Based on 178MM L FDSO as of 1/6/05

Morgan Stanley

1

Project Alphabet

Exchange Ratio Implied by Research Analyst Targets

Shares in Millions	Price Target				
Broker	U	L	Implied Exchange Ratio	L Share Issuance [1]	Implied U Ownership [2]
Stifel, Nicolaus (11/11/04, 12/6/04)	**$13.00**	**$51.00**	**0.2549x**	**94.4**	**34.7%**
Independent Research Group (9/22/04, 12/8/04)	**11.00**	**49.00**	**0.2245**	**83.2**	**31.9%**
JB Hanauer & Co. (12/20/04 , -)	12.00	-	-	-	-
Morgan Stanley (11/10/04 , -)	9.00	-	-	-	-
JPMorgan (11/9/04 , -)	NA	-	-	-	-
Janco Partners (11/8/04 , -)	12.43	-	-	-	-
Bear Stearns (-, 12/2/04)	-	41.00	-	-	-
Fulcrum Partners (-, 11/16/04)	-	NA	-	-	-
Lehman Brothers (- , 11/15/04)	-	43.00	-	-	-
Low	**$9.00**	**$41.00**	**0.2195x**	**81.3**	**31.4%**
High	**13.00**	**51.00**	**0.2549**	**94.4**	**34.7%**
Median	**12.00**	**46.00**	**0.2609**	**96.6**	**35.2%**

Notes
1. Based on 370MM U public float as of 1/6/05
2. Based on 178MM L FDSO as of 1/6/05

Morgan Stanley

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Dollar vs. Euro Currency Exchange Rate Analysis Last 3 Years Project Alphabet Dollar vs. Euro $ / € Source FactSet U's management budget FX rate in '05 is 1.23 $/€ based on the average FX rate for 2004 Today's spot rate (01/06/05) is 1.32 $/€ Morgan Stanley Research 2005 FX forecasts: Forecasts 2005E 1Q05E 2 Q05E 3 Q05E 4 Q05E Avg. EUR/USD 1.38 1.37 1.35 1.32 1.3 6 3

Project Alphabet

Implied U Valuation

- Morgan Stanley research used average 2005 exchange rate of 1.15$/€, which is below current spot rate of 1.32 $/€

Comparable Company Analysis
($MM)

Company	2005E Agg. Val / EBITDA Street Avg.	2005E Agg. Val / EBITDA MS
Comcast	10.1x	10.2x
Cablevision	9.7	9.9
NTL	7.0	7.6
Telewest	7.4	7.3

Valuation Matrix

Illustrative U Share Price	Equity Value ($MM)[2]	Adjusted Aggregate Value ($MM)[3]	Adj. Aggregate Value / 2005E EBITDA – Research: MS	Research: Street Avg.[4]	Management Budget @ $ / € of: '04 Average 1.23	Spot Rate 1.32	'05 E Average 1.36
Statistic:			*$1,010*	*$1,053*	*$1,084*	*$1,163*	*$1,199*
$9.17	$7,283	$9,470	9.4x	9.0x	8.7x	8.1x	7.9x
$10.00	7,942	10,130	10.0	9.6	9.3	8.7	8.5
$11.00	8,736	10,924	10.8	10.4	10.1	9.4	9.1
$12.00	9,530	11,718	11.6	11.1	10.8	10.1	9.8
$13.00	10,325	12,512	12.4	11.9	11.5	10.8	10.4
$14.00	11,119	13,306	13.2	12.6	12.3	11.4	11.1

: Current

: Comparable Company Range

Notes
1. Current share price as of 1/6/05
2. Based on 794MM U FDSO
3. Based on Net Debt of $3,188MM (Total Debt of $4,454MM, Minority Interest of $101MM, Cash of $1,256MM, and short-term investments of $112MM) and non-consolidated assets totaling $1.0Bn (includes Austar, SBS, Telenet, TKP, Melita, Iberian Programming, MGM L.A., and Jundai Brazil)
4. Wall Street average includes research from Morgan Stanley, Stifel, Nicolaus, IRG, and Janco Partners

Morgan Stanley
4

Implied J-Com Valuation Project Alphabet Notes Based on Pre-IPO shares of 5.146MM, 45.4% L Interest, and an exchange rate of 105.1¥/$ Based on Net Debt of $2,191MM and 20% minority interest Represents J-COM TV subscribers as of 9/30/04 $ MM, except IPO share price IPO Value of Implied AV / Share L Equity Equity Aggregate Subscribers Price ( in ¥ ) Stake (1) Value Value (2) Mgmt. Case Adj. Mgmt. Case 9/30/04 (3) $707 $636 1.598 ¥ 50 , 000 $1,113 $2,449 $5,252 7.4x 8.3x $3,287 60,000 1,336 2,939 5,864 8.3 9.2 3,670 70,000 1,558 3,428 6,476 9.2 10.2 4,054 80,000 1,781 3,918 7,089 10.0 11.1 4,437 90,000 2,003 4,408 7,701 10.9 12.1 4,820 AV / 2005E EBITDA 5

Project Alphabet

Implied L Valuation and Corresponding Exchange Ratios

- **Increases in U's fair market value correspondingly increases L's fair market value**
  - **$1 increase in fair value of U results in $2.03 increase per L share** (1)

Current (1/6/05) →

Assumed U Share Price	Implied U Value per L Share(1)	Current(2) $24.63	Low(3) $25.28	High(4) $27.76	← L Per Share Value (ex-U)
9.17	$18.59	$43.22	$43.86	$46.35	← *Implied LMI Share Price*
		0.2122x	0.2091x	0.1979x	← *Implied Exchange Ratio*
10.00	$20.27	$44.90	$45.55	$48.03	
		0.2227x	0.2196x	0.2082x	
11.00	$22.30	$46.93	$47.57	$50.06	
		0.2344x	0.2312x	0.2197x	
12.00	$24.32	$48.96	$49.60	$52.08	
		0.2451x	0.2419x	0.2304x	
13.00	$26.35	$50.98	$51.63	$54.11	
		0.2550x	0.2518x	0.2402x	
14.00	$28.38	$53.01	$53.65	$56.14	
		0.2641x	0.2609x	0.2494x	

Notes
1. Based on 794MM U FDSO, 53.7% L stake and 178MM L FDSO. Applied 15% Hold Co. discount to incremental U value
2. Based on current U and L share price of $9.17 and $43.22, respectively. Assumes 178MM L FDSO and 15% Hold Co. discount to U
3. Based on J-COM value of $1,398MM (¥70,000 IPO price, 5.146MM pre-IPO shares, L 45.4% interest, 10% discount), JPC value of $515MM (12.0x 2005E EBITDA of $119MM, net debt of ($2.9MM), 28% minority interest, 50% L interest), Other assets of $800MM, and cash with pro forma adjustments of $1,774MM
4. Based on J-COM value of $1,553MM (¥70,000 IPO price, 5.146MM pre-IPO shares, L 45.4% interest), JPC value of $601MM (14.0x 2005E EBITDA of $119MM, net debt of ($2.9MM), 28% minority interest, 50% L interest), Other assets of $1.0Bn, and cash with pro forma adjustments of $1,774MM)

Morgan Stanley

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Project Alphabet

Sharing of Combination Benefits

- Potential Combination benefits include
  - Elimination of HoldCo. Discount
  - Utilization of NOLs
  - Chile merger benefits
  - Programming scale / efficiencies
  - Reduction of Admin / Public costs
  - Financing benefits
  - Increased Liquidity

Assumed U Share Price	Implied L Share Price [1]	Implied Exchange Ratio [2]	Pro Forma Exchange Ratios 50/50 Synergy Allocation		
			$500	$1,000	$1,500
$9.17	$43.22	0.2122x	0.2206x	0.2285x	0.2360x
10.00	44.90	0.2227	0.2305	0.2379	0.2448
11.00	46.93	0.2344	0.2415	0.2483	0.2546
12.00	48.96	0.2451	0.2517	0.2579	0.2637
13.00	50.98	0.2550	0.2610	0.2667	0.2722
14.00	53.01	0.2641	0.2697	0.2750	0.2800

Notes
1. Applies 15% HoldCo. discount and assumes that a $1.00 increase in U results in $2.03 increase in L
2. Based on U minority shares outstanding of 370MM and 178MM L FDSO

Morgan Stanley

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Project Alphabet

NewCo Share Price Analysis

$MM, except per share [1]

Illustrative Exchange Ratio	Issued Shares	No Combination Benefits [2]: PF NewCo Price	No Combination Benefits [2]: Value of Comb. Benefits Required to B/E	Elimination of 10% HoldCo. Discount [3]: PF NewCo Price	Elimination of 10% HoldCo. Discount [3]: Value of Comb. Benefits Required to B/E	Elimination of 20% HoldCo. Discount [4]: PF NewCo Price	Elimination of 20% HoldCo. Discount [4]: Value of Comb. Benefits Required to B/E
0.2122x	78.6	$43.22	$0	$44.74	NM	$46.25	NM
0.2200x	81.5	42.74	125	44.24	NM	45.74	NM
0.2300x	85.2	42.13	285	43.61	NM	45.09	NM
0.2400x	88.9	41.55	446	43.01	$57	44.46	NM
0.2500x	92.6	40.98	606	42.42	217	43.85	NM
0.2600x	96.3	40.43	766	41.84	377	43.26	NM
0.2700x	100.0	39.89	926	41.29	537	42.69	$590
0.2800x	103.7	39.36	1,086	40.74	697	42.12	1,386
0.2900x	107.4	38.85	1,246	40.21	857	41.58	2,340
0.3000x	111.1	38.35	1,406	39.70	1,017	41.04	3,448

Notes
1. Assumes current U and L share price of $9.17 and $43.22 as of 1/5/05. Based on 178MM L FDSO and 370MM U minority FDSO
2. Assumes NewCo Trading at Current L Price
3. Assumes elimination of 10% HoldCo discount would generate $388MM in combination benefits
4. Assumes elimination of 20% HoldCo discount would generate $777MM in combinations benefits

Morgan Stanley

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